Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 4 to the Registration Statement (Form F-3 No. 333-261406) and related prospectus of Studio City International Holdings Limited for the registration of its Class A ordinary shares, including Class A ordinary shares represented by American depositary shares, or ADSs, preferred shares, subscription rights, warrants and debt securities and to the incorporation by reference therein of our report dated March 31, 2022, with respect to the consolidated financial statements of Studio City International Holdings Limited for the year ended December 31, 2021, included in its Annual Report (Form 20-F) for the year ended December 31, 2023 and the financial statement schedule of Studio City International Holdings Limited included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Hong Kong, The People’s Republic of China

June 18, 2024